                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           W. R. BERKLEY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           W. R. BERKLEY CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111

        -----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          $ 125.00
        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          Preliminary Proxy Statement/Preliminary Schedule 14A
        ------------------------------------------------------------------------

     (3)  Filing party:

          W.R. Berkley Corporation
        ------------------------------------------------------------------------

     (4)  Date filed:

          March 29, 1996
        ------------------------------------------------------------------------



  1Set forth the amount on which the filing fee is calculated and state how it was determined.

                           W. R. BERKLEY CORPORATION
                                165 MASON STREET
                                 P.O. BOX 2518
                       GREENWICH, CONNECTICUT 06836-2518
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1996
                         ------------------------------

To The Stockholders of
W. R. BERKLEY CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of W. R. Berkley Corporation, a Delaware corporation (the "Company"), will be held at W.R. Berkley Corporation, 165 Mason Street, Greenwich, Connecticut on Tuesday, May 21, 1996 at 2:00 P.M. for the following purposes:

     (1) To elect four Directors to serve until their successors are duly elected and qualify;

     (2) To approve the Incentive Compensation Criteria for the Company's President and Chief Operating Officer;

     (3) To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1996; and

     (4) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on March 27, 1996 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,
                                          ROBERT S. GORIN,
                                          Senior Vice President--
                                          General Counsel and Secretary
Dated: April 10, 1996

                           W. R. BERKLEY CORPORATION

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1996
                         ------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of W. R. Berkley Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the Company's offices at 165 Mason Street, Greenwich, Connecticut on Tuesday, May 21, 1996 at 2:00 P.M. and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Common Stock, par value $.20 per share (the "Common Stock"). The total cost of the solicitation of proxies is not expected to exceed $20,000. The Annual Report of the Company for the fiscal year ended December 31, 1995 is being mailed to all stockholders with this Proxy Statement. The approximate mailing date is April 10, 1996.

     A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 165 Mason Street, Greenwich, Connecticut 06830.

     The matters to be acted upon are described in this Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 27, 1996 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was 20,182,924 shares of Common Stock. Each such share of Common Stock is entitled to one vote. It should be noted that officers and Directors of the Company own or control approximately 14% of the outstanding Common Stock. Information as to persons beneficially owning 5% or more of the Common Stock may be found under the heading "Principal Stockholders" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below, "FOR" the approval of the incentive compensation criteria for the Company's President and Chief Operating Officer and "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for its fiscal year ending December 31, 1996. If a returned proxy does not specify a vote for or against a proposal, it will be voted in favor thereof.

     All matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                             ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three Directors expires. It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the re-election of Richard G. Merrill, Jack H. Nusbaum and Mark L. Shapiro as Directors to hold office for a term of three years until the Annual Meeting of Stockholders in 1999 and until their respective successors are duly elected and qualify. In addition, it is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the re-election of John D. Vollaro to hold office for a term of two years until the Annual Meeting of Stockholders in 1998 and until his successor is duly elected and qualifies. Mr. Vollaro was elected at a meeting of the Board on September 13, 1995 to fill a vacancy in the class whose term expires in 1998.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the four named nominees.

     The following table sets forth information regarding each nominee and the remaining Directors who will continue in office after the Annual Meeting.

                                            SERVED AS
                                             DIRECTOR       BUSINESS EXPERIENCE DURING PAST 5
                                           CONTINUOUSLY                  YEARS,
                  NAME                        SINCE             AGE AND OTHER INFORMATION
- -----------------------------------------  ------------   -------------------------------------
Nominees to Serve in Office Until 1999
Richard G. Merrill(1)....................      1994       Executive Vice President of
                                                          Prudential Insurance Company of
                                                          America from August 1987 to March
                                                          1991 when he retired. Prior thereto,
                                                          he served as Chairman and President
                                                          of Prudential Asset Management
                                                          Company since 1985. He also is a
                                                          director of Sysco Corp. Mr. Merrill
                                                          is 65 years of age.
Jack H. Nusbaum(2)(3)....................      1967       Chairman of the New York law firm of
                                                          Willkie Farr & Gallagher where he has
                                                          been a partner for more than the last
                                                          five years. He also is a director of
                                                          Pioneer Companies, Inc.; Prime
                                                          Hospitality Corp. and The Topps
                                                          Company, Inc. Mr. Nusbaum is 55 years
                                                          of age.
Mark L. Shapiro(3)(4)....................      1974       A Managing Director for more than the
                                                          past five years in the investment
                                                          banking firm of Schroder Wertheim &
                                                          Co. Incorporated. Mr. Shapiro is 52
                                                          years of age.
Nominee to Serve in Office Until 1998
John D. Vollaro..........................      1995       Elected President and Chief Operating
                                                          Officer of the Company effective
                                                          January 2, 1996 and Director
                                                          effective September 13, 1995. Mr.
                                                          Vollaro has served as Chief Executive
                                                          Officer and a director of Signet Star
                                                          Holdings, Inc., a subsidiary of the
                                                          Company engaged in the reinsurance
                                                          business, since July 1993. Mr.
                                                          Vollaro served as Executive Vice
                                                          President of the Company from 1991
                                                          until 1993 and was Chief Financial
                                                          Officer and Treasurer of the Company
                                                          from 1983 to 1993. He also served as
                                                          Senior Vice President of the Company
                                                          from 1983 to 1991. Mr. Vollaro is 51
                                                          years of age.

                                            SERVED AS
                                             DIRECTOR       BUSINESS EXPERIENCE DURING PAST 5
                                           CONTINUOUSLY                  YEARS,
                  NAME                        SINCE             AGE AND OTHER INFORMATION
- -----------------------------------------  ------------   -------------------------------------
Directors to Continue in Office Until
  1998
Henry Kaufman(1).........................      1994       President of Henry Kaufman & Co., an
                                                          investment management and economic
                                                          financial consulting company, since
                                                          its establishment in 1988. He serves
                                                          as Chairman of the Board of
                                                          Overseers, Stern Schools of Business
                                                          of NYU; member of the Board of
                                                          Directors, Federal Home Loan Mortgage
                                                          Corp.; member of the Board of
                                                          Directors, Lehman Brothers Holdings
                                                          Inc.; member of the Board of
                                                          Trustees, New York University; and
                                                          member of the International Capital
                                                          Markets Advisory Committee of the
                                                          Federal Reserve Bank of New York. Mr.
                                                          Kaufman is 68 years of age.
Martin Stone(1)(3)(4)....................      1990       Chairman of Professional Sports, Inc.
                                                          (the Phoenix Firebirds AAA baseball
                                                          team) and Chairman of Adirondack Cor-
                                                          poration, all for more than the past
                                                          five years. He also is a director of
                                                          Canyon Ranch, Inc. and a member of
                                                          the Advisory Board of Yosemite
                                                          National Park. Mr. Stone is 67 years
                                                          of age.
Directors to Continue in Office Until
  1997
William R. Berkley(2)....................      1967       Chairman of the Board and Chief
                                                          Executive Officer of the Company
                                                          since its formation in 1967. He also
                                                          served as President at various times
                                                          from 1967 to 1995. He also serves as
                                                          Chairman of the Board or Director of
                                                          a number of public and private
                                                          companies. These include Pioneer
                                                          Companies, Inc., a chemical manu-
                                                          facturing and marketing company;
                                                          Strategic Distribution, Inc., an
                                                          industrial products distribution and
                                                          services company; and Interlaken
                                                          Capital, Inc., a private investment
                                                          firm with interests in various
                                                          businesses including a life insur-
                                                          ance holding company. Mr. Berkley is
                                                          50 years of age.

                                            SERVED AS
                                             DIRECTOR       BUSINESS EXPERIENCE DURING PAST 5
                                           CONTINUOUSLY                  YEARS,
                  NAME                        SINCE             AGE AND OTHER INFORMATION
- -----------------------------------------  ------------   -------------------------------------
Scott M. Cunningham......................      1986       Managing Director of Interlaken
                                                          Capital, Inc., which he joined in
                                                          January 1987. Mr. Cunningham is 61
                                                          years of age.
Robert B. Hodes(4).......................      1970       Counsel to the New York law firm of
                                                          Willkie Farr & Gallagher where he had
                                                          previously been a partner for more
                                                          than the past five years. He also is
                                                          a director of Aerointernational,
                                                          Inc.; Crystal Oil Company; Global
                                                          Telecommunications, Limited; Loral
                                                          Corporation; Loral Space &
                                                          Communications Ltd.; Mueller
                                                          Industries, Inc.; R.V.I. Guaranty,
                                                          Ltd.; LCH Investments N.V.; and
                                                          Restructured Capital Holdings, Ltd.
                                                          Mr. Hodes is 70 years of age.

- ---------------
(1) Member of Compensation and Stock Option Committee.
(2) Member of Executive Committee.
(3) Member of Business Ethics Committee.
(4) Member of Audit Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     During 1995, the Board had four standing committees: the Executive Committee, the Compensation and Stock Option Committee, the Audit Committee and the Business Ethics Committee. Nominees for Directors are selected by the Board rather than by any committee of the Board. The Board met four times and held three telephone meetings during 1995, and action by the Board was taken by unanimous written consent on two occasions. No Director attended fewer than 75% of the total number of meetings of the Board and all committees on which he served.

     The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. The Committee is composed of Messrs. Berkley and Nusbaum and until May 23, 1995 was composed of Messrs. Berkley, Nusbaum and Miller. The Committee held no formal meetings during 1995.

     Prior to March 7, 1996, the Compensation and Stock Option Committee was composed of Messrs. Merrill, Shapiro and Stone. At meetings in December 1995, January 1996 and March 1996, the Compensation and Stock Option Committee established the base compensation for 1996 and the incentive compensation for 1995 to be paid to the Chief Executive Officer, established incentive compensation criteria for the Company's Chief Operating Officer, reviewed and approved the base compensation for 1996 and the incentive compensation for 1995 to be paid to the other executive officers of the Company and reviewed the levels of compensation of the senior officers of the Company's subsidiaries. The Committee also administered the 1992 Stock Option Plan. During 1995, the Committee held one telephone meeting and action by the Committee was taken by unanimous written consent on four occasions. On March 7, 1996, the Compensation and Stock Committee, composed of Messrs. Kaufman, Merrill and Stone, adopted the determinations theretofore made by the Committee.

     The Audit Committee, which during 1995 was composed of Messrs. Hodes, Shapiro and Stone, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. During 1995, the Committee held three formal meetings.

     The Business Ethics Committee, which during 1995 was composed of Messrs. Nusbaum, Shapiro and Stone, administers the Company-wide Business Ethics program. During 1995, the Committee held one formal meeting.

                             DIRECTOR COMPENSATION

     For 1995, each Director received an annual retainer of $16,000 and a fee of $1,000 for each Board meeting attended. The Director fees and the annual retainer are included in the Summary Compensation Table for Mr. Berkley.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 27, 1996 those persons known by the Company to be the beneficial owners of more than 5% of the Common Stock:

                                                              AMOUNT AND NATURE          PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP       OF CLASS
            -----------------------------------------      -----------------------       --------
            William R. Berkley                                      2,577,920              12.8%
            165 Mason Street
            Greenwich, CT 06830
            FMR Corp                                             2,550,860(1)              12.6%(4)
            82 Devonshire Street
            Boston, MA 02109-3614
            Franklin Resources, Inc.                             2,055,000(2)              10.2%(4)
            777 Mariners Island Blvd.
            San Mateo, CA 94404
            The Prudential Insurance Company
              of America                                         1,231,862(3)               6.1%(4)
            Prudential Plaza
            Newark, NJ 07102-3777

- ------------------------------
(1) Information obtained from the Schedule 13G, dated February 14, 1996, filed with the Securities and Exchange Commission by FMR Corporation. The Schedule 13G reported ownership of 2,550,860 shares of Common Stock then outstanding. FMR Corporation has sole voting power over 209,800 shares and shared dispositive power over all shares held.

(2) Information obtained from a Schedule 13G, dated February 12, 1996, filed with the Securities and Exchange Commission on behalf of Franklin Resources, Inc. The Schedule 13G reported ownership of 10.2% of the Common Stock then outstanding. Franklin Resources, Inc. has sole voting power over and shared dispositive power over all shares held.

(3) Information obtained from the Schedule 13G, dated February 13, 1996, filed with the Securities and Exchange Commission by The Prudential Insurance Company of America. The Schedule 13G reported ownership of 6.1% of the Common Stock then outstanding. The Prudential Insurance Company of America has sole voting power over 391,150 shares, shared voting power over 840,712 shares, sole dispositive power over 391,150 shares and shared dispositive power over 840,712 shares.

(4) The percent of class shown was based on the shares of Common Stock reported on the respective 13G's and the total number of shares outstanding as of December 31, 1995. The difference in the total number of shares outstanding on December 31, 1995 and March 27, 1996 does not materially affect the percentage of ownership of the class.
- ------------------------------

     The following table sets forth information as of March 27, 1996 regarding ownership by all Directors and executive officers of the Company, as a group, and each Director and each executive officer named in the Summary Compensation Table, individually, of the Common Stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

                                                        AMOUNT AND NATURE                        PERCENT
                 NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP                    OF CLASS
            -----------------------------------      -----------------------                    -----------
            All Directors and executive
              officers as a group                                 2,771,174(1)(2)(3)(4)(5)         13.7%
            William R. Berkley                                    2,577,920(1)                     12.8%
            Scott M. Cunningham                                         225                            *
            Sam Daniel, Jr.                                          17,000                            *
            Anthony J. Del Tufo                                         563(2)                         *
            Robert S. Gorin                                             237(2)                         *
            Robert B. Hodes                                          20,000                            *
            Henry Kaufman                                            20,000                            *
            Richard G. Merrill                                        3,824(3)                         *
            Jack H. Nusbaum                                          29,761(4)                         *
            Mark L. Shapiro                                           1,612                            *
            Martin Stone                                             10,000                            *
            Edward A. Thomas                                         22,941                            *
            John D. Vollaro                                          35,000                            *

- ------------------------------
 *  less than 1%
(1) Includes 8,389 shares held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership, 3,405 shares held in several trusts as to which Mr. Berkley is a custodian, and 58,333 shares of Common Stock which are subject to currently exercisable stock options held by Mr. Berkley.
(2) The amounts shown for Messrs. Del Tufo and Gorin include 363 and 194 shares, respectively, held under the Company's Profit Sharing Plan.
(3) Includes 1,544 shares held in an individual retirement account, 1,780 shares held in a KEOGH plan with Mr. Merrill as trustee and 500 shares held in a trust with Mr. Merrill and his spouse as trustees.
(4) The amounts shown for all Directors and executive officers as a group and Mr. Nusbaum include 22,750 shares of Common Stock held in several trusts as to which Mr. Nusbaum is a co-trustee with United States Trust Company of New York, and as to which he shares voting and investment power with U.S. Trust Company of New York.
(5) The amounts shown for all Directors and executive officers as a group include an aggregate of 112,747 shares of Common Stock which are subject to currently exercisable stock options held by executive officers of the Company and an aggregate of 1,502 shares of Common Stock which are currently held by executive officers under the Company's Profit Sharing Plan.

     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company's outstanding voting securities (5% in the State of Florida) without obtaining prior regulatory approval.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1995, the Company engaged in several transactions with companies controlled by or affiliated with its Chairman of the Board, William R. Berkley. In these transactions, fees paid by the Company consisted primarily of $1,061,390 of management, storage, maintenance and operation services in connection with travel on corporate aircraft and fees received by the Company consisted of $107,002 for rent and other services.

     During February 1996, the Company purchased the outstanding capital stock of a corporation owned by William R. Berkley which provides management, storage, maintenance and operations services for aircraft owned by the Company and an unaffiliated third party. In connection with the acquisition, the Company paid Mr. Berkley $100,000 (an amount equal to the acquired corporation's net asset value on the purchase date) and assumed at cost the obligations incurred by the acquired corporation in connection with the construction of certain aircraft facilities.

     During 1995, the Company paid $112,000 in consulting fees to a firm owned by Scott M. Cunningham, a Director of the Company.

     The Company believes that, in each of the transactions with management and others described above, the amounts paid or received by the Company were comparable to those that would have been paid to or received from an unaffiliated party in an arm's-length transaction.

     Robert B. Hodes and Jack H. Nusbaum, both Directors of the Company, are Counsel and Chairman, respectively, of Willkie Farr & Gallagher, outside counsel to the Company.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     CEO COMPENSATION. The Compensation and Stock Option Committee continues to believe that the Chief Executive Officer's (the CEO's) compensation should be heavily influenced by Company performance, as measured by operating, financial and strategic objectives, viewed both from a short-term and a long-term perspective. The CEO's compensation is set based on the Committee's general evaluation of these factors as well as the CEO's individual performance.

     The Committee approved the CEO's salary for 1995 at its meeting in December 1994. The Committee considered the Company's financial performance and the performance of the Company's stock during 1994 as compared with the Peer Group companies selected for the Stock Performance Graph. In evaluating the Company's financial performance, the Committee reviewed, among other factors, the Company's return on capital relative to the return on a five (5) year treasury bond. The Committee noted that the Company's combined ratio was 106.3 at September 30, 1994 compared to 103.1 at September 30, 1993. The Committee also noted that the combined ratio at September 30, 1994 included the impact of the Northridge Earthquake and that, absent this event, the combined ratio would have been 102.0 at September 30, 1994 and therefore would have been more comparable to September 30, 1993. The Committee further noted the Company's annualized return on stockholders' equity was 4.3% at September 30, 1994 compared to 10.3% at December 31, 1993. The Committee evaluated the CEO's individual performance during 1994, and noted Mr. Berkley's tireless efforts to achieve growth through acquisitions and start-up companies during 1994 as well as the fact that Mr. Berkley's leadership and dedication were critical to the Company's long-term success. The Committee also considered the salaries of the chief executive officers of the companies in the Peer Group, believing that the CEO's combined salary and anticipated bonus should generally be within the range of the executive officers of the companies included in the Peer Group. In view of the foregoing factors, the Committee determined to increase Mr. Berkley's salary from $950,000 to $985,000.

     For purposes of determining incentive compensation for the CEO, the Committee determined that the Company should consider the limitations on tax deductibility imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits deductions for compensation in excess of $1 million a year paid by a public corporation to certain of its executives unless certain criteria are met. Therefore, in order to meet the criteria, the Committee determined that the CEO's incentive compensation should be structured to qualify as "performance-based compensation," which is exempt from the deduction limits. In general, this rule requires that the CEO's incentive compensation be based on attainment of one or more performance goals and that the Company's stockholders approve both the performance goals and the amount to be paid. For these reasons, the Committee recommended that the CEO should receive incentive compensation for a fiscal year only if the Company's annual net income available to common stockholders for such fiscal year, as reported in the Company's audited financial statements for such year, exceeds an amount (the "Base Amount") calculated by multiplying the Company's average common stockholders' equity (computed as one-half of the sum of the beginning of the fiscal year and the end of the fiscal year common stockholders' equity) by a percentage rate of return for such fiscal year to be determined by the Committee, in its discretion. During 1995, the percentage rate of return was 7 3/8% (the rate being paid by the Company on its Depositary Shares (each representing 1/6 of a share of the Company's 7 3/8% Series A Cumulative Redeemable Preferred Stock)). Common stockholders' equity represents total stockholders' equity less the liquidation preference of the Company's outstanding preferred stock. If the Company's annual net income available to common stockholders for a fiscal year exceeds the Base Amount for such year, then the CEO's incentive compensation for such year will be equal to 10% of the excess; provided, however, that in no event will the CEO's incentive compensation exceed 2% of the Company's net income available to common stockholders for such year, as reported in the Company's audited financial statements.

     In determining the Base Amount for 1995, the Committee noted that the method of computing average common stockholders' equity described above would not give proper economic effect to the Company's public offering in October 1995 of 3,450,000 shares of Common Stock (proceeds to the Company of $145,107,000). In order to properly reflect such amount, the Committee determined that it would be appropriate to make an equitable adjustment to give proper treatment to the proceeds of the offering. Accordingly, average common stockholders' equity was computed without regard to the proceeds of the offering and then was increased by such proceeds weighted for the number of days (73) such proceeds were available to the Company. The combined amount was then treated as average common stockholders' equity against which the rate of 7 3/8% was applied to determine the Base Amount.

     Application of the foregoing performance goals resulted in the maximum incentive compensation being payable to Mr. Berkley for fiscal 1995.

     For the 1996 performance based incentive program, the Committee determined that it would be in the best interests of the Company to redefine average common stockholders' equity as the average of common stockholders equity as of the beginning of the fiscal year and as of the end of each fiscal quarter. The Committee noted that this would better reflect average common stockholders' equity and mitigate the impact that events such as the foregoing stock issuance would have on the CEO's performance based compensation.

     The Committee also determined that the rate of 7 3/8% would be applied in determining the Base Amount for 1996.

     COMPENSATION OF EXECUTIVE OFFICERS GENERALLY. The Company has not entered into employment agreements with any officers. The Committee believes it continued to be important, therefore, to use compensation to enable the Company to attract and reward officers who contribute to the Company's long-term success by demonstrated, sustained performance. To this end, the Company relies on cash and individual bonus awards and on equity-based compensation through the 1992 Stock Option Plan.

     In setting compensation, the Committee considered the individual performance and past pay levels of all executive officers and the President of each subsidiary. The Committee also considered the same factors identified above relating to CEO compensation, although there is no specific quantitative, formula relationship between these factors and the actual compensation established for any individual. For 1995, the Committee generally sought to increase executive salaries to remain in the average range of members of the Company's Peer Group, while bonus compensation approximated 30% of salary.

     INCENTIVE COMPENSATION PROPOSAL. The Committee determined that the President and Chief Operating Officer's incentive compensation should be structured to qualify as "performance-based compensation." As a result, the Committee recommended that the President and Chief Operating

Officer's incentive compensation should be based upon attainment of the performance goals described under "Incentive Compensation for the Company's President and Chief Operating Officer," and that such goals and the amount to be paid be submitted to stockholders for their approval.

     STOCK OPTION GRANTS. It has been the Company's practice to grant stock options every other year. Under the 1992 Stock Option Plan, options may be granted to the CEO and to the other executives based on an evaluation of such individual's ability to influence the Company's long-term growth and profitability. In the case of executives employed by subsidiaries, the subsidiary's financial performance and potential future contributions to overall corporate profitability were also taken into account. The Committee also considers a recipient's annual salary. During 1995, the Committee granted options based upon a subjective application of the foregoing criteria.

                                          Compensation and Stock Option
                                          Committee

                                          Henry Kaufman
                                          Richard Merrill
                                          Martin Stone

March 7, 1996

     The above report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

     The following table sets forth all the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose earnings exceeded $100,000 in salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                   --------------------------------
                                                                                                           PAYOUTS
                                                    ANNUAL COMPENSATION                                   ---------
                                         -----------------------------------------        AWARDS            LONG
                                                                          OTHER    ---------------------    TERM
                                                                         ANNUAL    RESTRICTED  SECURITIES INCENTIVE
                                                                         COMPEN-     STOCK     UNDERLYING   PLAN      ALL OTHER
                                            SALARY         BONUS         SATION     AWARD(S)    OPTIONS    PAYOUTS   COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR       ($)           ($)            ($)        ($)      # GRANTED     ($)         ($)
               (A)                  (B)       (C)           (D)            (E)        (F)         (G)        (H)         (I)
- ---------------------------------- ----- -------------    -------      ----------- ----------  ---------  ---------  ------------
William R. Berkley................  1995  1,022,500(1)    996,000       198,880(2)     --            --      --        75,749(3)
 Chairman of the Board and          1994    986,000(4)          0       226,250(5)     --        40,000      --           57,846
 Chief Executive Officer            1993    778,000(6)    500,700       230,821(7)     --            --      --           51,106
Anthony J. Del Tufo...............  1995       315,000     75,000                0     --            --      --        21,216(3)
 Senior Vice President              1994       300,000     65,000                0     --         7,500      --           16,500
 Chief Financial Officer and
 Treasurer                          1993     98,077(8)     30,000                0     --        10,000      --               --
Edward A. Thomas..................  1995       250,000     75,000                0     --            --      --        16,665(3)
 Senior Vice President              1994       235,000     50,000                0     --         6,750      --           12,914
 Specialty Operations               1993       225,000     50,300               --     --            --      --           14,587
Sam Daniel, Jr. ..................  1995       242,500     82,500                0     --            --      --        16,123(3)
 Senior Vice President              1994       225,000     50,000                0     --         7,500      --           12,364
 Regional Operations                1993       215,000     50,300               --     --            --      --           13,931
Robert S. Gorin...................  1995       235,000     75,000                0     --            --      --        15,581(3)
 Senior Vice President              1994       215,000     50,000                0     --         7,500      --           11,804
 General Counsel and Secretary      1993       195,000     45,000                0     --            --      --           12,655

- ------------------------------
(1) Of this amount, $21,000 represents Directors fees paid by the Company and $16,500 represents director fees paid by Signet Star Holdings, Inc.

(2) Of this amount, $78,880 represents personal use of Company and chartered aircraft and $120,000 represents compensation paid to Mr. Berkley by Signet Star Holdings, Inc. for serving as chairman of its board of directors.

(3) For Messrs. Berkley, Del Tufo, Thomas, Daniel and Gorin, these amounts include contributions to the profit sharing plan of $9,750 each and Benefit Replacement Plan contributions of $54,231, $10,706, $6,481, $5,991 and $5,500, respectively. For Mr. Berkley, Del Tufo, Thomas, Daniel and Gorin, this amount includes interest on deferred compensation of $11,768, $760, $434, $383 and $331, respectively.

(4) Of this amount, $20,000 represents Directors fees paid by the Company and $16,000 represents director fees paid by Signet Star Holdings, Inc.

(5) Of this amount, $106,250 represents personal use of Company and chartered aircraft and $120,000 represents compensation paid to Mr. Berkley by Signet Star Holdings, Inc. for serving as chairman of its board of directors.

(6) Of this amount, $20,000 represents Directors fees paid by the Company and $8,000 represents fees paid by Signet Star Holdings, Inc.

(7) Of this amount, $93,121 represents personal use of Company and chartered aircraft, $77,700 represents the fair market value of art work owned by the Company and transferred to Mr. Berkley and $60,000 represents compensation paid to Mr. Berkley by Signet Star Holdings, Inc. for serving as chairman of its board of directors.

(8) Represents salary from August 30, 1993.

     The following table shows for the fiscal year ended December 31, 1995 the number of stock option grants which were exercised during 1995 and the number and value of unexercised options for the executive officers named in the Summary Compensation Table:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                             SECURITIES       VALUE OF
                                                                             UNDERLYING      UNEXERCISED
                                                                             UNEXERCISED    IN THE MONEY
                                                                            OPTIONS/SAR'S   OPTIONS/SAR'S
                                                                                 AT              AT
                                                                             FISCAL YEAR     FISCAL YEAR
                                                                                 END             END
                                                  SHARES                    12/31/95(#)(1)  12/31/95($)(1)
                     NAME                        ACQUIRED
                     AND                            ON           VALUE      EXERCISABLE/    EXERCISABLE/
              PRINCIPAL POSITION                EXERCISE(#)   REALIZED($)   UNEXERCISABLE   UNEXERCISABLE
                     (A)                            (B)           (C)            (D)             (E)
- ----------------------------------------------  -----------   -----------   -------------   -------------
William R. Berkley                                     --             --        58,333/       1,470,827/
  Chairman of the Board and                                                     81,667        1,615,948
  Chief Executive Officer
Anthony J. Del Tufo                                    --             --             0/               0/
  Senior Vice President                                                         17,500          196,075
  Chief Financial Officer and Treasurer
Edward A. Thomas                                       --             --        12,583/         317,687/
  Senior Vice President                                                         14,667          283,605
  Specialty Operations
Sam Daniel, Jr.                                        --             --        17,000/         510,200/
  Senior Vice President                                                         11,500          195,325
  Regional Operations
Robert S. Gorin                                     2,833         35,484             0/               0/
  Senior Vice President                                                         10,167          170,998
  General Counsel and Secretary

- ------------------------------
(1) The Company does not have a Stock Appreciation Rights Plan.

                        COMPANY STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index and a Peer Group over the same period (assuming the investment of $100 in each category on December 31, 1990 and the reinvestment of all dividends).

      Measurement Period         W.R. Berkley
    (Fiscal Year Covered)         Corporation       S&P 500       Peer Group
1990                                    100.00          100.00          100.00
1991                                    123.00          130.00          126.00
1992                                    176.00          140.00          153.00
1993                                    144.00          155.00          160.00
1994                                    157.00          157.00          170.00
1995                                    227.00          215.00          233.00

                The Peer Group includes the following companies:
   American International Group, Inc., The Chubb Corporation, The Continental
                                Corporation(1),
GEICO Corporation, General Re Corporation, The Hartford Steam Boiler Inspection
                                      and
 Insurance Company. The Ohio Casualty Corporation, The Progressive Corporation,
                                     SAFECO
        Corporation, The St. Paul Companies, Inc. and USF&G Corporation
- ---------------
(1) For 1995, the total return for the Peer Group includes data for the Continental Corporation through March 31, 1995. The Continental Corporation was acquired by another entity during the second quarter of 1995.

                        INCENTIVE COMPENSATION CRITERIA
            FOR THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER

     For purposes of determining future incentive compensation for the Company's President and Chief Operating Officer, the Compensation and Stock Option Committee determined that the Company should consider the limitations on tax deductibility imposed under Section 162(m) of the Code. Section 162(m) limits deductions for compensation in excess of $1 million a year paid by a public corporation to certain of its executives unless certain criteria are met. Therefore, in order to meet the criteria, the Compensation and Stock Option Committee determined that the President and Chief Operating Officer's incentive compensation should be structured to qualify as "performance-based compensation," which is exempt from the deduction limits. In general, this rule requires that the President and Chief Operating Officer's incentive compensation be based on attainment of one or more performance goals and that the Company's stockholders approve both the performance goals and the amount to be paid. For these reasons, the Company has included this proposal for stockholder approval relating to the President and Chief Operating Officer's future incentive compensation. Under this proposal, the President and Chief Operating Officer would receive incentive compensation for a fiscal year if the Company's annual net income available to common stockholders for such fiscal year, as reported in the Company's audited financial statements for such year, exceeds an amount (the "Base Amount") calculated by multiplying the Company's average common stockholders' equity (computed as the average of common stockholders' equity as of the beginning of the fiscal year and as of the end of each fiscal quarter) by a rate of return of 7 3/8%. Common stockholders' equity represents total stockholders' equity less the liquidation preference of the Company's outstanding preferred stock. If the Company's annual net income available to common stockholders for a fiscal year exceeds the Base Amount for such year, then the President and Chief Operating Officer's incentive compensation for such year will be equal to 5% of the excess; provided, however, that in no event will the President and Chief Operating Officer's incentive compensation exceed 1% of the Company's net income available to common stockholders for such year, as reported in the Company's audited financial statements. In formulating this proposal, the Compensation and Stock Option Committee determined that the President and Chief Operating Officer should receive incentive compensation for the fiscal year ending December 31, 1996 if the return on the Company's common stockholders' equity exceeds the rate (7 3/8%) being paid by the Company on its Depositary Shares (each representing 1/6 of a share of the Company's 7 3/8% Series A Cumulative Redeemable Preferred Stock.) The Compensation and Stock Option Committee reserves the discretion to change this target rate of return for fiscal years ending subsequent to December 31, 1996.

     The amount of incentive compensation payable to the President and Chief Operating Officer under this arrangement for fiscal year 1996 is not determinable at this time. If the arrangement had been in effect for fiscal 1995, the President and Chief Operating Officer would have been paid $498,000 in incentive compensation.

     It is the intention of the persons named on the enclosed form of proxy to vote "FOR" approval of the Incentive Compensation Criteria for the Company's President and Chief Operating Officer. The President and Chief Operating Officer's incentive compensation will be paid only if these criteria are so approved.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP has been appointed by the Board as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1996. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG Peat Marwick LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 1996 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

     It is expected that representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     It is the intention of the persons named on the enclosed form of proxy to vote "FOR" ratification of the selection of KPMG Peat Marwick LLP unless otherwise directed.

                                 OTHER MATTERS

     Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which Management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

     Based solely on its review of the copies of Forms 3 and 4 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the period from January 1, 1995 until December 1995, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and ten-percent stockholders were complied with, except that Messrs. Scott Cunningham, a Director of the Company, and E. LeRoy Heer, an executive officer of the Company, failed to file Forms 4 with respect to the sale of 200 and 500 shares of Common Stock, respectively. Messrs. Cunningham and Heer filed timely Forms 5 with respect to these transactions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     It is anticipated that the next Annual Meeting after the one scheduled for May 21, 1996 will be held on or about May 20, 1997. All stockholder proposals relating to a proper subject for action at the 1997 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than December 15, 1996. Any such proposal should be submitted by certified mail, return receipt requested.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE SECRETARY, W.R. BERKLEY CORPORATION, 165 MASON STREET, P.O. BOX 2518, GREENWICH, CONNECTICUT 06836-2518.

                                          By Order of the Board of Directors,

                                          WILLIAM R. BERKLEY
                                          Chairman of the Board and
                                          Chief Executive Officer

 PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE. /X/

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2, 3 AND 4.

1. ELECTION OF DIRECTORS:

   Richard G. Merrill, Jack H. Nusbaum, Mark L. Shapiro and John D. Vollaro

         FOR               WITHHOLD       INSTRUCTION: To withhold authority to
    all nominees          AUTHORITY       vote for any individual nominee write
    listed above           to vote        that nominee's name on the space
  (except as marked    for all nominees   provided below
    to the contrary      listed above
     on the right)
         / /                 / /          -------------------------------------


2. TO APPROVE THE INCENTIVE COMPENSATION CRITERIA FOR THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER.

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


3. TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 1996 Annual Meeting and the Annual Report for the fiscal year ended December 31, 1995.

Dated:                                         , 1996
      -----------------------------------------

- -----------------------------------------------------

- -----------------------------------------------------

Please sign your name or names exactly as printed opposite. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Joint owners should each sign.

          DATE, VOTE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

PROXY
                            W.R. BERKLEY CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned stockholder of W.R. BERKLEY CORPORATION hereby appoints ROBERT S. GORIN and ROBERT B. HODES, and either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at W.R. Berkley Corporation, 165 Mason Street, Greenwich Connecticut on May 21, 1996, and at any adjournment of such meeting.

                               (Continued and to be signed on the reverse side)